Exhibit 21

SUBSIDIARIES OF COEUR D’ALENE MINES CORPORATION

As of December 31, 2011

Name	State/Country of Incorporation	Ownership Percentage

Callahan Mining Corporation	Arizona	100%
Coeur New Zealand, Inc.	Delaware	100%
Coeur Gold New Zealand, Ltd.	New Zealand	100%
Golden Cross Joint Venture	New Zealand	80%
CDE Australia Pty Ltd.	Australia	100%
CDE Mexico, S.A. de C.V.	Mexico	100%
Coeur Alaska, Inc.	Delaware	100%
Coeur Argentina, S.R.L.	Argentina	96.7%
Coeur Explorations, Inc.	Idaho	100%
Coeur Rochester, Inc.	Delaware	100%
Coeur South America Corporation	Delaware	100%
Coeur Sub One, Inc.	Delaware	100%
Coeur Sub Two, Inc.	Delaware	100%
Coeur d’Alene Mines Australia Pty Ltd.	Australia	100%
Bolnisi Gold Pty Ltd.	Australia	100%
Fairview Gold Pty Ltd.	Australia	100%
Mexco Holdings, LLC	Nevada	100%
Mexco Resources, LLC	Nevada	100%
Servicos Administrativos Palmarejo, S.A. de C.V.	Mexico	100%
Palmarejo Silver and Gold ULC	Canada	100%
Ocampo Resources, Inc.	Nevada	100%
Ocampo Services, Inc.	Nevada	100%
Coeur Mexicana, S.A. de C.V.	Mexico	100%
Coeur Tanzania Ltd.	Tanzania	100%
Empresa Minera Manquiri, S.A.	Bolivia	99.8%